Filed Pursuant to Rule 424(b)(7)

Registration No. 333-122149

PROSPECTUS SUPPLEMENT NO. 7

TO PROSPECTUS DATED DECEMBER 1, 2005

50,000,987

COMMON SHARES

This prospectus supplement supplements information contained in the prospectus dated December 1, 2005 covering resale by selling shareholders of 50,000,987 of our common shares. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our common shares involves risk. See “Risk Factors” beginning on page 2 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in the table appearing under the caption “Selling Shareholders” in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto and by superseding the information with respect to a person previously listed in a prospectus supplement to the prospectus:

Name of Selling Shareholder	Prior to the Offering		Number of Common Shares Registered for Resale	After the Offering
	Number of Common Shares Beneficially Owned	Percentage of Common Shares Outstanding		Number of Common Shares Beneficially Owned	Percentage of Common Shares Outstanding
Equity Investor Transferee:

Community Foundation Silicon Valley[1]	117,072	*	117,072	—	*

Episcopal Charities[2]	9,756	*	9,756	—	*

Fidelity Charitable Gift Fund[3]	5,853	*	5,853	—	*

Hutchins Family Foundation, Inc.[4]	78,048[5]	*	78,048[5]	—	*

President & Fellows of Harvard College[6]	1,951	*	1,951	—	*

*	Less than one percent of the Seagate common shares outstanding as of January 19, 2006.

1	Peter Hero is the President of the Community Foundation Silicon Valley and exercises dispositive power over the Seagate common shares.

2	Sally Coates, Executive Director, Julia Davidson, Board President, Clay Jones, Board Treasurer, and Elizabeth Hoadley, Finance Director, exercise dispositive power over the Seagate common shares.

3	The Board of Trustees of the Fidelity Charitable Gift Fund exercises dispositive power over the Seagate common shares. The members of the Board of Trustees are Rudman J. Ham, Thomas R. Powers, Anne-Marie Soulliere, Scott Bergeson, Melvin R. Seiden and Anna Spangler Nelson.

4	Glenn H. Hutchins, Chairman, Director and Treasurer of the Hutchins Family Foundation, Inc., and Deborah D. Hutchins, Director, President and Secretary of the Hutchins Family Foundation, Inc., exercise dispositive power over the Seagate common shares.

5	This number does not include approximately 22,916 exercisable options to purchase Seagate common shares under Seagate’s stock options plans held by Glenn Hutchins, who is a member of the board of directors of Seagate.

6	Any two of the following officers of Harvard Management Company, Inc. acting together can exercise dispositive power over the Seagate common shares pursuant to authority delegated to them by the President & Fellows of Harvard College: James Rothenberg, Peter Nadosy, Nancy Donohue, Meredith Lewis, Daniel Kelly, Jennifer Pline and Gary Snerson.

The date of this prospectus supplement is January 25, 2006.